Exhibit 5.1


February 28, 2000




Wild Oats Markets, Inc.
1645 Broadway
Boulder, Colorado  80302

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wild Oats Markets, Inc. (the "Company") of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus in the Registration Statement relating to the sale by certain selling shareholders of up to 888,903 shares of the Company's common stock (the "Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and (ii) reviewed the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in each prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Holme Roberts & Owen LLP


By: /s/ FRANCIS R. WHEELER
   ----------------------------------
        Francis R. Wheeler, Partner


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